UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 30 2007

LUNA TECHNOLOGIES INTERNATIONAL, INC.
(Exact name of registrant as specified in this charter)

DELAWARE	0-29991	91-1987288
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

61 A Fawcett Road, Coquitlam, British Columbia, Canada V3K 6V2
(Address of Principal Executive Offices)                                (Zip Code)

Registrant's Telephone Number, including area code: (604) 526-5890

____________________________________________________
(Former Name or Former Address, if Changes Since Last Report)

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On August 30, 2007, Luna International Technologies, Inc. ( the “Company” or “LTII”), together with its subsidiary Luna Technologies (CANADA) Inc., entered into a Stock Purchase and Share Exchange Agreement with Virtual Reach Corporation, a Delaware corporation ("VIRTUAL” or “VRC"), a copy of which is attached hereto as a Exhibit 99.1 (the “Agreement”). The Agreement provides for the acquisition of VRC whereby VRC shall become a wholly owned subsidiary of LUNA, pursuant to the terms outlined in the Agreement.

Under the Agreement the Company will issue approximately 450,000,000 restricted shares of its common stock to VIRTUAL in exchange for all of the issued and outstanding common stock of VIRTUAL, making VIRTUAL a wholly owned subsidiary of the Company. In order to satisfy the requirements of the Agreement, the Company must increase the number of authorized shares. The parties agreed that this may not be finalized until post-closing and have agreed to a two tranche process, one issuance of all available shares of LTII Common Stock, on a pro-rata basis prior to the increase; and one on a pro-rata basis after the increase.

After Closing, VRC shareholders will hold 90% of the issued and outstanding shares of LTII. Conditions to closing the transaction include the cancellation of 16,296,050 currently issued and outstanding shares of the Company and the payment of all liabilities incurred prior to closing.

LTII will indemnify VRC, its officers, agents and directors and shareholders as of the closing date as to any loss, claim or damages arising out any inaccuracy appearing in or misrepresentation made in the Agreement. VRC shall hold harmless Kimberly Landry for any liabilities after closing in excess of $100,000.00.

Luna Technologies International, Inc. was incorporated in the State of Delaware on March 25, 1999 for the purpose of developing, manufacturing and selling photoluminescent products (High Performance Photoluminescent Lighting) used for emergency lighting, signs and markings, wayfinding systems and novelty products with applications in marine, commuter, rail, subway, building and toy markets.

Virtual Reach Corporation was incorporated in the State of Nevada on March 16, 2007 to be a reseller of Long Distance Communication. The current customer base is 50,000. Management expects, but cannot guarantee, to add 20,000 more customers in the next 6 months.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1

Stock Purchase Agreement and Share Exchange by and between Luna Technologies International, Inc. and subsidiary Luna Technologies (CANADA) Inc. and Virtual Reach Corporation, Inc., dated August 30, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUNA TECHNOLOGIES INTERNATIONAL, INC.

Date: August 31, 2007	By:	/s/ Kimberly Landry
Kimberly Landry
Chief Executive Officer